Exhibit 1.1

China Unicom Limited (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of May 2005

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of May 2005.

Operational Statistics for the month of May 2005 and the comparative figures for the previous month are as follows:-

		May 2005	April 2005

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	88.759 million	87.865 million
	- Post-paid Subscribers	44.984 million	44.497 million
	- Pre-paid Subscribers	43.775 million	43.368 million

	Aggregated Net Addition in 2005 of GSM Cellular Service Subscribers	4.492 million	3.598 million
	- Post-paid Subscribers	2.140 million	1.653 million
	- Pre-paid Subscribers	2.352 million	1.945 million

	Aggregated Number of CDMA Cellular Service Subscribers	30.470 million	29.928 million
	- Post-paid Subscribers	28.174 million	27.660 million
	- Pre-paid Subscribers	2.296 million	2.268 million

	Aggregated Net Addition in 2005 of CDMA Cellular Service Subscribers	2.656 million	2.114 million
	- Post-paid Subscribers	2.351 million	1.837 million
	- Pre-paid Subscribers	0.305 million	0.277 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2005 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	4.5071 billion	3.5517 billion
	- Domestic Long Distance	4.4389 billion	3.4940 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0682 billion	0.0577 billion

	Aggregated Usage Volume in 2005 of Outgoing Calls of IP Telephone (minutes)	6.1078 billion	4.8217 billion
	- Domestic Long Distance	6.0499 billion	4.7754 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0579 billion	0.0463 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	8.869 million	9.281 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of April 2005 and May 2005 are aggregated data reported at 24:00 on 30 April 2005 and 31 May 2005 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2005 and all Aggregated Usage Volumes in 2005 for the month of May 2005 is the period commencing from 0:00 on 1 January 2005 to 24:00 on 31 May 2005 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of April and May 2005 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian and Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 17 June 2005